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                                                                   EXHIBIT 99.10


                        NOMURA ASSET CAPITAL CORPORATION
                        Two Financial Center, Building B
                            New York, New York 10281

                                                               January 20, 1999

MEI Holdings, L.P.
c/o The Hampstead Group
Texas Commerce Tower
2200 Ross Avenue
Suite 4200-W
Dallas, Texas 75201

                           RE:      LOAN TERM EXTENSION

Ladies and Gentlemen:

                  We refer to that certain (i) Loan Agreement in the amount of $10,000,000 (the "Loan Amount"), dated as of June 5, 1997, between MEI Holdings, L.P. ("Borrower"), as borrower, and Nomura Asset Capital Corporation ("Lender"), as lender, as amended by that certain Letter Agreement dated as of June 27, 1997, as amended by that certain Letter Agreement dated as of March 30, 1998, as amended and restated by that certain Amended and Restated Loan Agreement dated as of May 8, 1998 whereby the Loan Amount was increased to $20,000,000, as amended by that certain Letter Agreement dated October 13, 1998 whereby the Loan Amount was further increased to $21,034,759 (the "Loan Agreement") and (ii) Note dated June 5, 1997 as amended and restated by that certain Amended and Restated Promissory Note dated May 8, 1998, as amended by that certain Note Modification Agreement dated as of October 13, 1998 (the "Note"). Unless otherwise indicated, capitalized terms herein shall have the meaning ascribed to them in the Loan Agreement and/or the Note.

                  1. This letter (this "Letter") shall serve to modify the Loan Agreement in the following manner:

                  The definition for "Stated Maturity" is deleted in its entirety and replaced with the following: "Stated Maturity" shall mean July 20, 1999.

                  2. This Letter shall serve to modify the Note in the following manner:






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                  The definition of "Maturity Date" in the Note is hereby
                  changed to July 20, 1999.

                  3. In consideration for Lender extending the Loan, Borrower consents, upon reasonable prior notice from Lender: (i) to permit Lender and/or Lender's representatives to have access to, investigate and examine and make abstracts from the books of account and records (to the extent such books of account and records are not confidential and are public information) of Borrower, Borrower's affiliates, Borrower's subsidiaries, Borrower's investors and Borrower's equity holders (collectively, the "Borrowing Entities") and investigate the Borrowing Entities at any reasonable time and as often as may be reasonably desired and, during normal business hours, to discuss the business, operations, properties and financial and other conditions of the Borrowing Entity (such investigations with respect to Borrower's investors and Borrower's equity holders are limited to the business, operations, properties and financial records to the extent such records are applicable and pertain to the Loan, and are available to Borrower) and (ii) to cause each of the Borrowing Entities, as requested by Lender, to meet with Lender and discuss the business operations, properties and financials of the Borrowing Entities. Borrower acknowledges and agrees that notwithstanding a case under title 11 of the United States Code, Lender shall still maintain its rights described in (i) and (ii) above, and Lender's exercise of such rights shall not be deemed to constitute an action to collect, enforce or otherwise realize upon the Note or Lender's rights under the Loan Agreement. Borrower shall authorize the Borrowing Entities' lenders/creditors to meet with Lender and discuss all matters pertaining to the Borrowing Entities. If Borrower fails to comply with any provision of this Paragraph 3, then such non-compliance, at the sole discretion of Lender, shall constitute, after the expiration of all applicable notice and cure periods as specified in the Loan Agreement, an Event of Default under the Loan Agreement.

                  4. Borrower will promptly execute and deliver any and all such further instruments and documents and take such further action as is reasonably requested by Lender in connection with the extension of the term of the Loan as contemplated herein.

                  5. Borrower shall pay all costs, fees, expenses and charges incurred in connection with the preparation, administration and enforcement of this Letter and the transaction contemplated hereby (including, without limitation, reasonable fees and disbursements of Lender's legal counsel and any costs and expenses in connection with




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any diligence undertaken by Lender or any third party agent of Lender as is contemplated by Paragraph 3 above). Any such costs, fees, expenses and charges so incurred by Lender and/or Lender's third party agents shall constitute part of Borrower's obligations under the Loan Documents.

                  6. Borrower acknowledges and agrees that, as of the date hereof, its obligations under the Loan as amended by this Letter, are not subject to any reduction, limitation, impairment or termination for any reason whatsoever, including without limitation any claim of waiver, release, surrender or compromise and are not subject to any defense, setoff, counterclaim, recoupment or termination whatsoever.

                  7. Borrower acknowledges that Lender's agreement to extend the "Maturity Date" shall not be deemed to be an agreement by Lender to accept any additional amendments to the Loan Documents, or to waive any of its rights under the Loan Documents as modified.

                  8. If there shall be any inconsistencies between the terms, covenants, conditions and provisions set forth in the Loan Agreement and the terms, covenant, conditions and provisions set forth in this Letter, then the terms, covenants, conditions and provisions of this Letter shall prevail. Whenever possible, the provisions of this Letter shall be deemed supplemental to and not in derogation of the terms of the Loan Agreement and any documents relating thereof.

                  9. This Letter constitutes the final written expression and understanding of the parties' intent to modify the Loan, and no prior or contemporaneous statements, agreements or representations, oral or written, which may be made by any party, or by any employee or agent acting on that party's behalf, with respect to the modification thereof, shall be of any force or effect except to the extent stated in this Letter.

                  10. Borrower hereby confirms and ratifies all of the terms and provisions of the Loan Agreement and the Note as amended by this Letter. Except as expressly amended hereby, all of the terms of the Loan Agreement and the Note shall remain in full force and effect.

                  11. This agreement may be executed in any number of separate counterparts, each of which shall, collectively and separately, constitute one agreement.





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                  Please indicate your acceptance of the terms of this Letter by signing in the space provided below.

                                            Very truly yours,

                                            NOMURA ASSET CAPITAL CORPORATION


                                            By: /s/ SHERYL MCAFEE
                                                --------------------------------
                                                Name:  Sheryl McAfee
                                                Title: Managing Director


ACCEPTED AND AGREED TO:

MEI HOLDINGS, L.P., a Delaware
 limited partnership

By:  MEI GENPAR, L.P.
     its general partner


     By: HH GenPar Partners,
         its general partner


         By:  Hampstead Associates, Inc.,
              a managing general partner


         By:  /s/ ROBERT WHITMAN
              ---------------------------------
              Name:  Robert Whitman
              Title:




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